CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Reports to Shareholders of RS Small Cap Growth Equity VIP Series (formerly RS Small Cap Core Equity VIP Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 28, 2009